Exhibit 12


COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                              For three months       For six months
                                    ended                 ended
                                   March 31             March 31
(Dollars and shares in
thousands)                      1996      1995       1996        1995
                            --------  --------  ---------   ---------
Income before taxes         $108,262   $92,634   $215,437    $185,065
Add fixed charges:
     Interest expense          7,537     7,353     14,902      14,440
     Interest factor on
       rent                    2,063     1,905      3,950       3,398
                            --------  -------- ----------   ---------
Total fixed charges            9,600     9,258     18,852      17,838

Earnings before fixed
charges and taxes on
income                      $117,862  $101,892   $234,289    $202,903
                            ========  ========  =========   =========

Ratio of earnings to
fixed charges                   12.3      11.0       12.4        11.4
                            ========  ========  =========   =========